UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 2, 2025

CREATIVE REALITIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	001-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13100 Magisterial Drive, Suite 100, Louisville, KY	40223
(Address of principal executive offices)	(Zip Code)

(502) 791-8800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CREX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On January 2, 2025, Will Logan informed Creative Realities, Inc. (the “Company”) that he is resigning as the Company’s Chief Financial Officer effective as of January 31, 2025. Mr. Logan’s departure from the Company was not due to any disagreement with respect to any matter relating to the Company’s operations, policies or practices or any issues regarding accounting or other financial policies or practices. The Company and Mr. Logan intend that Mr. Logan will serve as a Strategic Advisor to the Company minimally through the end of 2025.

Appointment of Interim Chief Financial Officer

The Company has appointed David Ryan Mudd, the Company’s current controller, to serve as the Interim Chief Financial Officer of the Company effective February 1, 2025. As Interim Chief Financial Officer, Mr. Mudd will perform the duties of the principal financial officer and principal accounting officer of the Company. Mr. Mudd, 37, joined the Company as Controller in November 2022. From January 2012 until November 2022, Mr. Mudd was employed by Ernst & Young in the assurance services group where he primarily worked with large publicly traded clients. Mr. Mudd brings over ten years of experience in SEC reporting, technical accounting matters and Sarbanes-Oxley compliance expertise as well as expertise in initial public offerings, acquisitions and integration. He has a B.S. degree and a Masters in Accountancy from University of Kentucky and is a Certified Public Accountant.

In connection with Mr. Mudd’s appointment as Interim Chief Financial Officer, the Company and Mr. Mudd will enter into an employment agreement in which the Company will pay Mr. Mudd an annual base salary of $235,000 from February 1, 2025-January 31, 2026, and an annual base salary of $260,000 from February 1, 2026-January 31, 2027. Thereafter, the agreement will continue on one-year terms unless terminated by a party.  If Mr. Mudd’s employment is terminated for good reason, as defined, without cause, as defined, or within 12 months following a change in control, as defined, other than for cause, Mr. Mudd will be entitled to receive aggregate severance payments equal to the annual base salary that would have been payable until January 31, 2027, or six months, whichever is larger. The agreement provides that any severance payments would be paid in installments over the course of the severance. The agreement contains certain non-solicitation and non-competition provisions that continue after employment for a period of one year. The agreement also contains other customary restrictive and other covenants relating to the confidentiality of information, the ownership of inventions and other matters.

Except as noted above, there are no arrangements or understandings between Mr. Mudd and any other person pursuant to which Mr. Mudd was appointed as Interim Chief Financial Officer. There are also no family relationships between Mr. Mudd and any director or executive officer of the Company and Mr. Mudd has no direct or indirect interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On January 3, 2025, the Company issued a press release announcing the foregoing matters, which is furnished as Exhibit 99.1 hereto.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Company Press Release dated January 3, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2024

Creative Realities, Inc

By:	/s/ Richard Mills
Richard Mills
Chief Executive Officer